Exhibit 99.1

  ConocoPhillips Reports Fourth Quarter Net Income of $1.0 Billion;
            Full Year 2003 Net Income Totals $4.7 Billion

    HOUSTON--(BUSINESS WIRE)--Jan. 28, 2004--ConocoPhillips
(NYSE:COP):


                         Earnings at a glance

                             Fourth Quarter          Twelve Months
----------------------------------------------------------------------
                            2003       2002        2003        2002
----------------------------------------------------------------------
Income from continuing
 operations                $985        $558       $4,593         $698
                        million     million      million      million
Income (loss) from
 discontinued
 operations                  36        (986)         237         (993)
Cumulative effect
 of changes in
 accounting principles        -           -          (95)           -
Net income (loss)         1,021        (428)       4,735         (295)
----------------------------------------------------------------------
Diluted income per share
  Income from continuing
   operations             $1.43       $0.82        $6.70        $1.44
  Net income (loss)        1.48       (0.63)        6.91        (0.61)
----------------------------------------------------------------------
Revenues                  $26.0       $23.5       $105.1        $57.2
                        billion     billion      billion      billion
----------------------------------------------------------------------

    ConocoPhillips (NYSE:COP) today reported fourth quarter net income of $1,021 million, or $1.48 per share, compared with a net loss of $428 million, or 63 cents per share, for the same quarter in 2002. Total revenues were $26.0 billion, versus $23.5 billion a year ago. Income from continuing operations for the fourth quarter was $985 million, or $1.43 per share, compared with $558 million, or 82 cents per share, for the same period a year ago.
    "Operationally, we performed well overall during the fourth quarter, and there remains opportunity for improvement," said Jim Mulva, president and chief executive officer. "We produced 1.61 million barrels-of-oil-equivalent per day and ran our refineries at 94 percent of capacity. Compared with last quarter, lower U.S. refining margins combined with higher turnaround expenses significantly reduced downstream earnings.
    "We continue to make progress toward strengthening our financial flexibility. For the full year of 2003, we generated net cash from operating activities of $9.3 billion, and an additional $2.7 billion from asset sales. Our disciplined focus enabled us to fund $6.2 billion in capital expenditures, reduce debt by $4.8 billion, improve our debt-to-capital ratio to 34 percent, and pay $1.1 billion in dividends to our shareholders."
    For the twelve months of 2003, net income was $4,735 million, or $6.91 per share, compared with a net loss of $295 million, or 61 cents per share, for the corresponding period in 2002. Income from continuing operations was $4,593 million, or $6.70 per share, versus $698 million, or $1.44 per share, for the same period a year ago. Total revenues were $105.1 billion, versus $57.2 billion a year ago.
    The ConocoPhillips merger was consummated on Aug. 30, 2002, and used purchase accounting to recognize the fair value of the Conoco assets and liabilities. Results for the twelve months of 2002 include eight months' activity for Phillips and four months of activity for ConocoPhillips.
    The results of ConocoPhillips' business segments follow.

    Exploration & Production (E&P)

    Fourth quarter financial results: E&P income from continuing operations in the fourth quarter was $991 million, up from $967 million in the third quarter of 2003 and up from $808 million in the fourth quarter of 2002. The increase from the third quarter was primarily the result of impacts from international tax benefits in the fourth quarter, increased international natural gas prices, and increased production. These improvements were partially offset by lower gains on asset sales and increased exploration costs. Improved results from the fourth quarter of 2002 were primarily due to higher realized crude oil and natural gas prices, and the impact from international tax benefits in 2003, partially offset by lower equity earnings and lease impairments.
    ConocoPhillips' daily production for the quarter was higher than that of the third quarter, averaging 1.61 million barrels-of-oil-equivalent (BOE), including Canadian Syncrude. Increased production was primarily due to normal seasonality, higher production in Vietnam and improved operations in the U.K. North Sea, partially offset by operating interruptions in Venezuela, Alaska and Indonesia. Disposition proceeds of approximately $275 million during the fourth quarter brought total E&P asset sales during 2003 to approximately $1 billion. These dispositions were producing approximately 22,000 BOE per day when sold, contributing approximately 13,000 BOE per day to fourth quarter average production.
    ConocoPhillips' fourth quarter 2003 average worldwide crude oil sales price was $27.24 per barrel, up from $27.00 in the third quarter of 2003. Realized crude oil prices did not rise as rapidly as the industry's market indicators (e.g., West Texas Intermediate) due to widening price differentials and the lag effect of Alaska North Slope pricing. The company's U.S. Lower 48 and worldwide natural gas prices averaged $4.27 and $4.07 per thousand cubic feet, respectively, compared with $4.56 and $3.80 in the third quarter of 2003. Lower U.S. natural gas market prices were more than offset by higher prices in the United Kingdom.
    During the fourth quarter, the company realized international tax benefits, including a $95 million net income benefit from tax rate reductions enacted by the Canadian Parliament and Alberta provincial government.
    Twelve months financial results: E&P income from continuing operations for the twelve months of 2003 was $4,160 million, up from $1,749 million in 2002, primarily due to additional volumes from the Conoco operations, higher realized worldwide crude oil and natural gas prices, and the impact of various international tax benefits.
    ConocoPhillips' average worldwide crude oil price was $27.47 per barrel for the twelve months of 2003, compared with $24.07 for the same period in 2002. The company's U.S. Lower 48 and worldwide natural gas prices averaged $4.76 and $4.07 per thousand cubic feet, respectively, versus $2.79 and $2.77 in 2002.

    Midstream

    Fourth quarter financial results: Midstream income from continuing operations was $43 million, up from $31 million in the third quarter of 2003 and up from $20 million in the fourth quarter of 2002. The increase from the third quarter of 2003 was due primarily to improved natural gas liquids sales prices. The increase over the fourth quarter of 2002 was primarily due to higher natural gas liquids sales prices and increased equity earnings from Duke Energy Field Services, LLC
(DEFS).
    Twelve months financial results: Midstream operating results increased to $130 million, from $55 million in 2002. Contributing to the increase were higher equity earnings from DEFS and the addition of the Conoco midstream operations.

    Refining and Marketing (R&M)

    Fourth quarter financial results: R&M income from continuing operations was $202 million, down from $485 million in the previous quarter and up from $105 million in the fourth quarter of 2002.
    The decline from the third quarter of 2003 was primarily driven by lower worldwide refining and marketing margins and increased turnaround activity. Fourth quarter 2003 results also were negatively impacted by extended downtime at the Humber refinery in the United Kingdom and unplanned maintenance at the Alliance refinery in Louisiana. The improved results over the fourth quarter of 2002 were attributable to higher refining and marketing margins, and lower impairment charges, partially offset by higher turnaround activity.
    For the fourth quarter, the company's crude oil capacity utilization rate averaged 94 percent, compared with 95 percent last quarter and 89 percent in the fourth quarter of 2002. After-tax turnaround costs were $42 million and $13 million in the fourth quarter and third quarter of 2003, respectively.
    Twelve months financial results: R&M income from continuing operations for the twelve months of 2003 increased to $1,397 million, compared with $143 million for the twelve months of 2002. Increased refining and marketing margins, as well as the addition of the Conoco assets, contributed to the increase.

    Chemicals

    Fourth quarter financial results: The Chemicals segment, which reflects the company's 50 percent interest in Chevron Phillips Chemical Company LLC, reported income from continuing operations of $11 million, compared with $7 million in the third quarter of 2003 and a loss of $13 million in the fourth quarter of 2002.
    Twelve months financial results: During the twelve months of 2003, the Chemicals segment had income from continuing operations of $7 million, compared with a loss of $14 million for the same period a year ago. The increase was primarily due to improved results from the aromatics and styrenics product line.

    Emerging Businesses

    The Emerging Businesses segment had a loss from continuing operations of $24 million in the fourth quarter of 2003, compared with losses of $18 million in the third quarter of 2003 and $40 million in the fourth quarter of 2002. The increased loss from the third quarter was primarily associated with the operating costs of a newly operational gas-to-liquids demonstration plant. The lower losses from the fourth quarter of 2002 primarily resulted from reduced costs associated with the company's carbon fibers assets, as well as reduced construction costs in connection with the company's gas-to-liquids operations.

    Corporate and Other

    Fourth quarter after-tax Corporate expenses from continuing operations were $238 million, compared with $223 million in the previous quarter and $322 million in the fourth quarter of 2002. The increased charges from the third quarter were primarily attributable to losses on the early retirement of debt and increased benefit-related charges, partially offset by higher currency transaction gains. The decrease from the fourth quarter of 2002 primarily resulted from lower merger-related expenses and higher currency transaction gains in the fourth quarter of 2003.
    The company's balance sheet debt level at the end of the fourth quarter was approximately $17.8 billion. This includes debt reduction of over $900 million during the quarter and $4.8 billion for the entire year, including accounting changes implemented during the third quarter.
    The company's fourth quarter effective tax rate of 41 percent was lower than that of the third quarter primarily due to international tax benefits, partially offset by a higher proportion of income in higher-tax-rate jurisdictions.

    Discontinued Operations

    Fourth quarter 2003 earnings from discontinued operations were $36 million, compared with $57 million in the third quarter and a loss of $986 million in the fourth quarter of 2002. The decrease from the third quarter of 2003 was primarily related to decreased volumes due to asset sales, while the improvement from the fourth quarter of 2002 was primarily related to a 2002 after-tax impairment charge associated with the company's planned disposition of certain marketing assets.

    Outlook

    Mr. Mulva concluded:
    "We had a good year in terms of operating performance and market conditions, enabling us to deliver strong financial results. We have delivered on our commitments, including synergy targets, and are dedicated to improving total shareholder return through our disciplined strategy.
    "Upstream, we continue to move forward with our legacy projects. Our Bayu-Undan project in the Timor Sea is set to begin producing liquids in early 2004, and the start up of the Hamaca upgrader in Venezuela is expected later this year. We are progressing the development of our liquefied natural gas business, including our announced participation in a Freeport, Texas, regasification project. We also have committed to a development plan for production of heavy oil from the Surmont project in Alberta, Canada. In addition, we are continuing to expand our portfolio of legacy projects, with developments in the Caspian, Middle East and Asia-Pacific regions.
    "Downstream, the optimization of spending related to clean fuels project initiatives will be an important focus area during 2004. We expect turnaround activity in the first quarter to be higher than that of the fourth quarter. In addition, we anticipate our crude oil capacity utilization rate will be slightly lower. We continue to make good progress toward completing our planned asset disposition program.
    "We are focused on creating value for shareholders through improved return on capital employed, an enhanced upstream portfolio, and building financial strength."
    ConocoPhillips is an integrated petroleum company with interests around the world. Headquartered in Houston, the company had approximately 39,000 employees, $82.5 billion of assets, and $105 billion of revenues as of Dec. 31, 2003. For more information, go to www.conocophillips.com.

    ConocoPhillips' quarterly conference call is scheduled for noon Central today. To listen to the conference call and to view related presentation materials, go to www.conocophillips.com and click on the "Fourth Quarter Earnings" link.

    For financial and operational tables, go to www.conocophillips.com/news/nr/earnings/highlights/4q03earnings.html.

    For detailed supplemental information, go to www.conocophillips.com/news/nr/earnings/detail/4q03summary.xls.

    CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR"
PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

    This update contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements, such as: "our Bayu-Undan project in the Timor Sea is set to begin producing liquids in early 2004"; "the start up of the Hamaca upgrader in Venezuela is expected later this year"; "we expect turnaround activity in the first quarter to be higher than that of the fourth quarter"; and "we anticipate our crude oil capacity utilization rate will be slightly lower." Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Economic, business, competitive and regulatory factors that may affect ConocoPhillips' business are generally as set forth in ConocoPhillips' filings with the Securities and Exchange Commission (SEC). ConocoPhillips is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

    Cautionary Note to U.S. Investors -- The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. Production is distinguished from oil and gas production because SEC regulations define Syncrude as mining-related and not part of conventional oil and natural gas reserves. We use certain terms in this release, such as "including Canadian Syncrude" that the SEC's guidelines strictly prohibit us from including in filings with the SEC. U.S. investors are urged to consider closely the disclosure in the company's periodic filings with the SEC, available from the company at 600 North Dairy Ashford Road, Houston, Texas 77079. This information can also be obtained from the SEC by calling 1-800-SEC-0330.

    CONTACT: ConocoPhillips, Houston
             Kristi DesJarlais, 281-293-4595 (media)
             or
             Clayton Reasor, 212-207-1996 (investors) www.conocophillips.com